EXHIBIT 99.1

FOR IMMEDIATE RELEASE November 11, 2010

COMPANY CONTACT:
     Kendra Berger
     Chief Financial Officer
     NTN Buzztime, Inc.
     (760) 438-7400

CCG CONTACT:
     Mark Collinson
     Partner
     CCG Investor Relations
     (310) 954-1343

NTN Buzztime, Inc. Announces Third Quarter 2010 Results

● Company was profitable for the quarter
 ● EBITDA for the third quarter increased to $970,000
                ● Cash balance increase to $3.9 million as of September 30, 2010

CARLSBAD, Calif., November 11/PRNewswire-FirstCall/ — NTN Buzztime, Inc. (NYSE AMEX: NTN) today announced results for the third quarter ended September 30, 2010.

“We are happy to have achieved profitability and grown our cash balance during the quarter.  We are making progress on the initiatives we set for ourselves for the second half of the year and are feeling confident in our core objectives for the company.   However, while we have made progress, we still have work to do to reach our growth goals for the company,” said NTN Buzztime’s CEO Michael Bush.

Results for the Third Quarter Ended September 30, 2010

Revenues for the third quarter of 2010 were $6.5 million, compared to revenues of $6.7 million for the same period of 2009.  The 3.2% decrease in revenue was the result of lower average revenue generated per site, a lower site count compared to the prior year period, decreased advertising revenue and a decrease in certain non-recurring hardware sales we recognized for the period in 2009.

The Company ended the third quarter of 2010 with 4,015 subscribing venues, compared to 4,051 at September 30, 2009, a decrease of 1.0%.  During the third quarter of 2010, installations were down approximately 26.7% while terminations were up 38.1% compared with the third quarter of 2009.  Customer churn was 6.7% for the quarter, up from 4.9% in the prior year period.

Total site counts and churn percentages	Q3 2010	Q3 2009	Increase (Decrease)
Site Count – Beginning of Quarter	4,009	3,871	138
Q3 Installations	274	374	(100)
Q3 Terminations	(268)	(194)	74
Site Count - End of Quarter	4,015	4,051	(36)
Churn Percentage	6.7%	4.9%	1.8

Gross margin as a percentage of revenue increased to 77% in the third quarter of 2010, compared to 74% in the third quarter of 2009.

Selling, general and administrative expenses were $4.7 million for the third quarter of 2010 compared to $5.5 million for the three months ended September 30, 2009.  Selling, general and administrative expenses decreased during the three months ended September 30, 2010 primarily due to decreased sales and marketing expenses of $258,000, lower facilities expense of $126,000 due to reduced rent, telephone and maintenance costs, lower software disposal costs of $135,000, decreased payroll and payroll related expense of $94,000 primarily due to a decline in incentive compensation, lower consulting expense of $83,000 due to reduced reliance on consultants, decreased travel expense of $60,000 and a net decrease of $55,000 in other miscellaneous expense.

Depreciation and amortization expense (excluding depreciation and amortization included in direct operating costs) decreased $253,000 to $163,000 for the three months ended September 30, 2010 from $416,000 for the three months ended September 30, 2009 primarily due to fully amortizing an intangible asset we acquired in 2009.

Net income for the third quarter of 2010 was $124,000, or $0.00 per basic and diluted share, compared to a net loss of $768,000, or $0.01 per basic and diluted share, in the same period a year ago.

Conference Call

Management will review these results in a conference call today, November 11, 2010, at 4:30 p.m. ET.

To access the conference call, please dial (877) 477-6824, if calling from the United States or Canada.  If calling internationally, dial (706) 634-7334.  Use passcode 21749470.

A replay of the call will be available until November 18, 2010, which can be accessed by dialing (800) 642-1687, if calling from the United States or Canada, or (706) 645-9291, if calling internationally. Please use passcode 21794970 to access the replay.

The call will also be accompanied live by webcast over the Internet and accessible at the Company's Web site at http://www.buzztime.com.

About Buzztime

NTN Buzztime, Inc. (NYSE Amex: NTN) is one of the most popular interactive bar and restaurant entertainment networks. Trusted for over 25 years by restaurant, bar and pub owners, Buzztime develops trivia, card and sports games and broadcasts them on the Buzztime Network to over 4,000 locations throughout North America.  More than 1,000,000 registered players use a blue Playmaker or their Apple iPhone® to compete in more than 4,500,000 games each month.  Players spread the word and invite friends and family to their favorite Buzztime location to enjoy an evening of fun and competition or unwind from a hectic day.   Buzztime ups the fun factor – turning visitors into regulars and attracting new players every day of the week.  For the most up-to-date information on NTN Buzztime, please visit www.buzztime.com.

Forward-looking Statements
This release contains forward-looking statements that reflect management's current views of future events and operations including but not limited to estimates of financial performance and cash flows, new business initiatives and engagement and results of marketing strategies. These statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those expressed or implied by such forward-looking statements. These risks and uncertainties include risks associated with recent management changes, the Company's ability to grow its out-of-home Buzztime iTV network and implement other business strategies such as the planned launch of mobile and wireless games, the risk of changing economic conditions, failure of product demand or market acceptance of both existing and new products and services and the impact of competitive products and pricing. Please see NTN Buzztime, Inc.'s recent filings with the Securities and Exchange Commission for information about these and other risks that may affect the Company. All forward-looking statements included in this release are based on information available to us on the date hereof. These statements speak only as of the date hereof, and NTN Buzztime, Inc. does not undertake to publicly update or revise any of its forward-looking statements, even if experience or future changes show that the indicated results or events will not be realized.

(financial tables follow)

NTN BUZZTIME, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except par value amount)

	September 30, 2010	December 31, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$3,855	$3,637
Accounts receivable, net	451	606
Investment available-for-sale	195	180
Prepaid expenses and other current assets	716	634
Total current assets	5,217	5,057
Broadcast equipment and fixed assets, net	3,845	3,809
Software development costs, net	1,058	1,374
Deferred costs	905	1,080
Goodwill	1,225	1,202
Intangible assets, net	1,123	1,585
Other assets	130	190
Total assets	$13,503	$14,297

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued liabilities	$2,053	$2,285
Sales tax payable	911	855
Obligations under capital leases—current portion	407	300
Deferred revenue	680	523
Other current liabilities	89	294
Total current liabilities	4,140	4,257
Sales taxes payable, excluding current portion	—	128
Obligations under capital leases, excluding current portion	139	173
Deferred revenue, excluding current portion	87	82
Other liabilities	133	239
Total liabilities	4,499	4,879
Commitments and contingencies

Shareholders’ equity:
Series A 10% cumulative convertible preferred stock, $.005 par value, $161 liquidation preference, 5,000 shares authorized; 161 shares issued and outstanding	1	1
Common stock, $.005 par value, 84,000 shares authorized; 60,730 and 60,359 shares issued and outstanding at September 30, 2010 and December 31, 2009, respectively	303	302
Treasury stock, at cost, 503 shares at September 30, 2010 and December 31, 2009	(456)	(456)
Additional paid-in capital	116,016	115,740
Accumulated deficit	(107,598)	(106,868)
Accumulated other comprehensive income	738	699
Total shareholders’ equity	9,004	9,418
Total liabilities and shareholders’ equity	$13,503	$14,297

NTN BUZZTIME, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Revenues	$6,505	$6,717	$18,967	$19,198

Operating expenses:
Direct operating costs (includes depreciation and amortization)	1,522	1,743	4,589	4,769
Selling, general and administrative	4,665	5,474	14,481	15,165
Depreciation and amortization (excluding depreciation and amortization included in direct costs)	163	416	508	756
Total operating expenses	6,350	7,633	19,578	20,690
Operating income (loss)	155	(916)	(611)	(1,492)
Other (expense) income, net	(16)	139	(73)	191
Income (loss) before income taxes	139	(777)	(684)	(1,301)
(Provision) benefit for income taxes	(15)	9	(38)	(4)
Net income (loss)	$124	$(768)	(722)	$(1,305)

Net income (loss) per common share – basic	$0.00	$(0.01)	$0.01	$(0.02)
Net income (loss) per common share – diluted	$0.00	$(0.01)	$0.01	$(0.02)

Weighted average shares outstanding - basic	60,209	59,845	60,100	57,628
Weighted average shares outstanding - diluted	60,849	59,845	60,100	57,628

NTN BUZZTIME, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED CASH FLOW DATA *
(Unaudited)
(In thousands)

	Nine months ended September 30,
	2010	2009
Cash flows provided by (used in) operating activities:
Net loss	$(722)	$(1,305)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,406	2,329
Provision for doubtful accounts	232	94
Gain on contract termination	(11)	—
Stock-based compensation	209	133
Loss from disposition of equipment and capitalized software	265	266
Changes in assets and liabilities:
Accounts receivable	(76)	(556)
Prepaid expenses and other assets	(4)	(106)
Accounts payable and accrued expenses	(421)	235
Income taxes payable	(12)	(48)
Deferred costs	176	161
Deferred revenue	161	(82)
Net cash provided by operating activities	2,203	1,121
Cash flows used in investing activities:
Capital expenditures	(992)	(1,486)
Software development expenditures	(707)	(660)
Deposits on capital expenditures	—	(41)
Trademark license	(35)	—
Net cash used in investing activities	(1,734)	(2,187)
Cash flows provided by (used in) financing activities:
Principal payments on capital leases	(302)	(94)
Proceeds from exercise of stock options	61	28
Proceeds from sale of common stock	—	750
Net cash (used in) provided by financing activities	(241)	684
Net increase (decrease) in cash and cash equivalents	228	(382)
Effect of exchange rate on cash	(10)	237
Cash and cash equivalents at beginning of period	3,637	3,362
Cash and cash equivalents at end of period	$3,855	$3,217